Exhibit 99.1
To Our Stockholders, Customers & Employees

Mueller emerged from our nation’s longest and deepest recession since World War II in excellent financial condition and fully capable of vibrantly competing in the markets we serve.

We ended 2009 with over $345 million in cash, and an untapped credit facility of $200 million.  We remained profitable in 2009 and generated $77 million of cash flow from operations.

2009 Results and Financial Position
Despite a 40 percent drop in net sales, Mueller posted operating income of $62.0 million in 2009 (prior to a non-cash impairment charge of $29.8 million, see below).  Net income was $4.7 million on net sales of $1.5 billion which compares with net income of $80.8 million on net sales of $2.6 billion for 2008.  Of the $1.0 billion decrease in net sales, approximately $575 million was attributable to lower unit volumes.

At year end, several of our business units were subject to goodwill impairment reviews.  As a result, we recorded noncash impairment charges totaling $29.8 million in 2009, of which $19.5 million pertains to the Plumbing & Refrigeration segment and $10.3 million pertains to the OEM segment.

Our financial leverage was modest with a debt to total capitalization ratio of less than 20 percent at year end.  If we repaid all outstanding indebtedness, we would still have in excess of $150 million in cash. Our current ratio was 4.4 to 1 and our working capital totaled $625.5 million.  Stockholders’ equity was $713.2 million which equates to a book value per share of $18.94.

Operations Review
Demand and consequently unit shipments in our core product lines of copper tube, fittings and brass rod were significantly lower than last year.  Our focus on centralizing, consolidating, and streamlining our operations allowed us to reduce our cost structure and adapt to market conditions.

Our brass rod results were solid due to our preemptive cost reduction efforts, coupled with providing our customers the best service ever.  We also successfully launched our new no lead alloy product and anticipate continued growth in demand.

In July, a fire broke out at our copper tube mill in Fulton, Mississippi, and damaged a portion of our manufacturing operations.  Fortunately, we were able to continue to service our customers by shifting work to other equipment and locations.

In our copper fittings business, we commenced investment in a new manufacturing platform.  This investment will enable us to improve productivity, quality and service reliability. We expect the majority of this investment and work to be completed during 2010.  We also launched a new proprietary copper joining technology.  This new and unique joining system, StreamTECH®, was developed in conjunction with 3M Company over the past three years.  We have received national listings and the product has been introduced to selected markets, and has achieved growing acceptance.  We are optimistic that StreamTECH® will carve out a significant place in the copper fittings marketplace as the need for flameless joining technology continues to expand.

In our plastic fittings business, we have combined much of our production capacity for DWV plastic fittings in Wynne, Arkansas, adjacent to our master distribution center.  This will reduce overhead and distribution costs which are key factors in the overall delivered cost of plastic fittings.

Our global products businesses, both in the U.S. and in the U.K., achieved superior results in 2009, despite difficult trading conditions.  In fact, our U.S. global products business posted its best year ever.

We have initiated an analysis of our tube and rod production facilities to determine the best locations to invest in for the future.  We expect to commence investment programs during 2010 with the objective of minimizing labor cost, maximizing yield, and assuring outstanding quality.  As with all of our core products, our focus is to remain a low-cost, full-line manufacturer.

The U.S. Department of Commerce and U.S. International Trade Commission recently commenced antidumping investigations of Chinese and Mexican copper tube producers that will likely be finalized later in 2010.  We believe that the outcome will result in a fair and competitive marketplace.

Business Outlook for 2010
The recovery of the U.S. economy appears to be mixed.  We believe the residential construction sector has hit bottom and is moving up, after almost four years of deep declines.  We expect the recovery in residential construction to be modest due to the continuing high rates of unemployment, the impact of mounting foreclosures, the tightening of lending terms, and the phase out of governmental stimulus spending.  Even so, housing starts are likely to rise more than 20 percent in 2010 to 700,000 units, up from the extraordinarily low 550,000 units started in 2009.  The private non-residential construction sector, which includes offices, industrial and retail projects, declined by over 20 percent in 2009, and the outlook is for a further decline in 2010, with recovery commencing in 2011.  We expect the auto industry to have more stable and improved demand. We expect most of the business conditions that impact our businesses will strengthen and improve as the year 2010 progresses.

Our strategy for 2010 is to maintain and enhance our operational excellence.  We will continue to promptly adjust our operations to the on-going flow of business.  We are committed to making the capital investments that advance our strong competitive position in our marketplace.  Acquisitions have helped our Company grow over the past 20 years. We are keenly interested in acquisitions that expand our product lines and would make us a more valuable resource for our customers.

We thank our employees and management team for their dedication and accomplishments over the past year.  They did a tremendous job in the face of very difficult circumstances.  We also wish to thank our Board of Directors for their continued support and guidance.

Sincerely,

/S/ Harvey L. Karp
Harvey L. Karp
Chairman of the Board

/S/ Gregory L. Christopher
Gregory L. Christopher
Chief Executive Officer

March 10, 2010